                                                                       Exhibit 1

                AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT


         This Amendment No. 1 to the Securities Purchase Agreement (the "Amendment"), dated April 28, 1999, between Semiconductor Laser International Corporation, a Delaware corporation (the "Company") and bmp Mobility AG Venture Capital, a German stock corporation ("bmp") amends the Securities Purchase Agreement, dated as of February 5, 1999, between the Company and bmp (the Securities Purchase Agreement is referred to herein as the "Securities Purchase Agreement").


                                R E C I T A L S:


         WHEREAS, pursuant to the Securities Purchase Agreement, bmp has purchased 2,000,000 newly issued shares of the Company's common stock (the "Common Stock"), $.01 par value per share, at a price of $0.375 per share, for an aggregate purchase price of $750,000, and bmp has agreed, subject to the conditions contained therein, to purchase from the Company not less than 650,000 and not more than 1,000,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Stock"), $.01 par value per share, each such share convertible into five shares of Common Stock, for an aggregate purchase price of not less than $1,300,000 USD and not more than $2,000,000 USD.

         WHEREAS, the Company and bmp have agreed to amend the Securities Purchase Agreement to reflect bmp's agreement to fund the second stage of the investment contemplated therein by purchasing the full 1,000,000 shares of Series B Stock for an aggregate purchase price of $2,000,000 USD, the Company's agreement to retain an affiliate of bmp, namely bmp Management Consultants GmbH ("bmp Consultants"), as a consultant following the closing of the second stage of bmp's investment and certain other matters.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Pursuant to Section 2.2(b) of the Securities Purchase Agreement, bmp agrees to purchase 1,000,000 shares of the Series B Stock from the Company for an aggregate purchase price of $2,000,000 USD (the "$2,000,000 Purchase"), such purchase to occur in monthly installments as follows:

         (i) bmp shall purchase 232,500 shares of Series B Stock from the Company on or before April 30, 1999 for a purchase price of $465,000 USD (the "April Installment");

         (ii) bmp shall purchase 192,500 shares of Series B Stock from the Company on or before May 31, 1999 for a purchase price of $385,000 USD (the "May Installment"); and


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
         (iii) bmp shall purchase 575,000 shares of Series B Stock from the Company on or before June 30, 1999 for a purchase price of $1,150,000 USD (the "June Installment");

provided, however, that upon satisfaction of the Nasdaq Conditions (as hereinafter defined) and the conditions contained in (i), (ii) and (iv) of
Section 4 of this Amendment, the unpaid portion of the total $2,000,000 USD aggregate purchase price shall be immediately due and payable (the "Final Installment") upon issuance of the shares of Series B Stock yet to be issued hereunder.

         2. The purchase of 232,500 shares of Series B Stock from the Company on or before April 30, 1999 and payment of the April Installment shall be subject to (i) all of the conditions precedent to the Second Closing set forth in
Section 9.4 of the Securities Purchase Agreement excluding the condition cantained in Section 9.4(F) thereof and (ii) the execution and delivery of the Consulting Agreement referred to in Section 6 of this Amendment.

         3. The purchase of 192,500 shares of Series B Stock from the Company on or before May 31, 1999 and payment of the May Installment shall be subject to receipt of the items set forth in Section 4.3 of the Securities Purchase Agreement.

         4. The purchase of 575,000 shares of Series B Stock from the Company on or before June 30, 1999 and payment of the June Installment shall be subject to
(i) the condition contained in Section 9.4(f) of the Securities Purchase Agreement (ii) receipt of the items set forth in Section 4.3 of the Securities Purchase Agreement, (iii) satisfaction of the Nasdaq Conditions (as defined in
Section 5 of this Amendment) and (iv) the execution and delivery of the Warrant Agreement referred to in Section 7 of this Amendment. If the Nasdaq Conditions are not satisfied on or prior to June 30, 1999, the June Installment shall be canceled and bmp shall only be obligated to pay the Final Installment subject to the conditions listed in clauses (i), (ii), (iii), and (iv) of the previous sentence of this Section 4.

         5. In order to provide that the convertible feature of the Series B Stock into Common Stock shall not be exercisable unless (x) permitted by the applicable rules and regulations of the Nasdaq SmallCap Market on which the Common Stock is listed or traded (whether because the Company has obtained requisite shareholder approval or otherwise) or (y) the Company's securities are not then listed on the Nasdaq SmallCap Market (the conditions contained in clauses (x) and (y) of this sentence are referred to herein as the "Nasdaq Conditions"), the definition of "Certificate of Designations" in Section 1 of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

            "Certificate of Designations" means the Certificate of Designations of the Series B Preferred Stock, substantially in the form of Exhibit A to Amendment No. 1 to Securities Purchase Agreement.

         6. The Company hereby retains bmp Consultants as a consultant, pursuant to the terms and conditions set forth in that certain Consulting Agreement, dated as of the date hereof, between the Company and bmp Consultants, annexed hereto as Exhibit B.


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
         7. Effective as of and subject to the funding of the June Installment or the Final Installment, as the case may be, and as consideration for bmp's agreement to fund the full amount of the $2,000,000 Purchase, the Company agrees to issue to bmp warrants to purchase an aggregate of 500,000 shares of the Common Stock, at an exercise price of $0.50 per share, pursuant to the terms and conditions set forth in that certain Warrant Agreement annexed hereto as Exhibit
C. Such warrant issuance shall be subject to the satisfaction of the Nasdaq Conditions.

         8. Effective as of and subject to the funding of the June Installment or the Final Installment, as the case may be, if (i) the Company shall consummate a transaction (a "Transaction") within twenty four (24) months following payment of the June Installment or the Final Installment, as the case may be, involving the raising of debt or equity capital in a private placement, and (ii) the Transaction involves an institution introduced to the Company by bmp, other than existing shareholders of the Company, then the Company shall pay bmp, as compensation for such introduction, an amount equal to 5% of the net proceeds of the Transaction, which amount shall be payable in cash on the closing date of the Transaction to an account designated by bmp by wire transfer in immediately available funds; provided, however, that the fee specified above shall not be payable if the Company consummates the Transaction solely with persons and entities that were identified by the Company or another third party without any prior introduction to the Company by bmp. bmp shall be deemed to have introduced a person or entity to the Company if (1) the Company has no prior knowledge of the interest in the proposed Transaction by such person or entity and (2) bmp provides an introduction to a specific representative of such person or entity who is in a position to effect the Transaction.

         9. Except as specifically amended by this Amendment, all the provisions of the Securities Purchase Agreement shall continue in full force and effect. After the date hereof, any reference to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended hereby.

         10. This Amendment is effective as of this 27th day of April, 1999.


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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                  SEMICONDUCTOR LASER INTERNATIONAL
                                  CORPORATION,
                                  a Delaware corporation


                                  By: /s/ Geoffrey T. Burnham
                                      -----------------------------------
                                      Name: Geoffrey T. Burnham
                                      Title: President & Chief Executive Officer

                                  bmp MOBILITY AG VENTURE CAPITAL,
                                  a German stock corporation


                                  By: /s/ Oliver Borrmann
                                      -----------------------------------
                                      Name: Oliver Borrmann
                                      Title: CEO

                                                                       EXHIBIT A



                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                       AND RIGHTS OF SERIES B CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

         SEMICONDUCTOR LASER INTERNATIONAL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

            Pursuant to authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Corporation, as amended to date (the "Certificate of Incorporation") and pursuant to the provisions of
Section 151 of the Delaware General Corporation Law, the Board, at a meeting held on February 2, 1999, adopted the following resolution providing for the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock.

            WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $.01 par value per share (the "Common Stock"), and preferred stock, $.01 par value per share (the "Preferred Stock"); and

            WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any such series and to fix the voting powers, designations, preferences and rights of the shares of any such series and the qualifications, limitations and restrictions thereof.

            NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series B Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions relating to the Series B Convertible Preferred Stock as follows:

         1. Designation. The shares of such series of Preferred Stock individually and in the aggregate shall be designated "Series B Convertible Preferred Stock" (referred to herein as the "Series B Stock").

         2. Authorized Number. The number of shares constituting the Series B Stock shall be one million (1,000,000). The number of authorized shares of Series B Stock may be reduced by further resolution of the Board of Directors of the Company and by the filing of a certificate pursuant to the provisions of the
Section 151(g) of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized (but not below the number of shares of Series B Stock then outstanding) but the number of authorized shares of Series B Stock shall not be increased.

         3. Ranking. The Series B Stock shall rank as to dividends pari passu with the Common Stock of the Corporation. The Series B Stock shall rank as to liquidation, dissolution or winding up, senior and prior to the Common Stock of the Corporation and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of shares of Series B Stock pursuant to Section 8(b) hereof. (All equity securities of the Corporation with respect to which the Series B Stock ranks senior and prior with respect to liquidation, dissolution and winding up, including the Common Stock, are collectively referred to herein as "Junior Securities" and all equity securities of the Corporation with which the Series B Stock ranks on a parity, with respect to dividends, are collectively referred to herein as "Parity Securities.")

         4. Dividends. The holders of shares of Series B Stock shall be entitled to share, equally and ratably in any dividends declared by the Board on the Common Stock, whether payable in cash, shares of Common Stock (or fractions thereof) or property. The pro rata entitlement to such dividends of each share of Series B Stock shall be computed on the basis of the conversion rate then in effect (as defined in Section 6 hereof).

         5. Liquidation.

            a. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to (i) $1.00 per share of Series B Stock, representing the liquidation preference per share of the Series B Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series B Stock) (the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Stock and the Parity Securities shall be insufficient to permit payment in full to both the holders of Series B Stock of the Liquidation Payments and to the holders of the Parity Securities any applicable liquidation payments, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled.

            b. Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the holders of Series B Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation shall be distributed ratably per share to the holders of the Series B Stock and the other Parity Securities. The pro rata entitlement of each share of Series B Stock in any such distribution shall be computed on the basis of the conversion rate then in effect.

            c. Notice of Liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of Series B Stock at his post office address as shown by the records of the Corporation.

            d. Fractional Shares. The Liquidation Payments with respect to each outstanding fractional share of Series B Stock shall be equal to a ratably proportionate amount of the Liquidation Payments with respect to each outstanding share of Series B Stock.

            e. Certain Actions not Liquidation. Neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 5.

         6. Conversion.

            The holders of the Series B Stock shall have the following conversion rights:

            a. Conversion. Each share of Series B Stock shall be convertible at any time, at the option of the holder of record thereof, subject to the limitations on conversion set forth in paragraph (f) below, into fully paid and nonassessable shares of Common Stock at the "conversion rate" (as defined in paragraph (b) below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series B Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

            b. Basis For Conversion; Converted Shares. The basis for any conversion under this Section 6 shall be the "conversion rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series B Stock surrendered for conversion under this Section 6. Initially, the conversion rate shall be 5.0, i.e., 5.0 shares of Common Stock for each share of Series B Stock being converted. Such conversion rate shall be subject to adjustment as provided in
Section 7 below. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series B Stock, then such fractional share shall be disregarded if less than one half a share, or if more than one-half a share, the number of shares issuable upon conversion shall be rounded out to the next full share. Any shares of Series B Stock which have been converted shall be canceled and the certificates representing shares of Series B Stock so converted shall represent the right to receive such number of shares of Common Stock into which such shares of Series B Stock are convertible. The Board of Directors of the Corporation shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

            c. Mechanics of Conversion. In the case of a conversion, before any holder of Series B Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates for such shares of Series B Stock, duly endorsed, at the office of the Corporation or its transfer agent for the Series B Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series B Stock in any case in which fewer than all of the shares of Series B Stock represented by a certificate are converted.

            d. Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series B Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.


            e. Rights of Holders of Shares. Each conversion of shares of Series B Stock shall be deemed to have been made as of the close of business on the applicable conversion date so that the rights of the holder of shares of such Series B Stock shall, to the extent of such conversion, cease at such time and the person or persons entitled to receive shares of the Common Stock upon conversion of the shares of Series B Stock shall be treated for all purposes as having become the record holder or holders of the Common Stock at such time.

         f. Limitations on Conversions. The conversion of shares of Series B Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

            i. Nasdaq Cap Amount. Unless (x) permitted by the applicable rules and regulations of The Nasdaq SmallCap Market on which the Common Stock is listed or traded (whether because the Corporation has obtained requisite shareholder approval or otherwise) or (y) the Corporation's securities are not then listed on The Nasdaq SmallCap Market (the conditions contained in clauses
(x) and (y) of this sentence are referred to herein as the "Nasdaq Conditions"), in no event shall the total number of shares of Common Stock issued upon conversion of the Series B Stock purchased by the holders exceed the maximum number of shares of Common Stock that the Corporation can so issue without the approval of its common stockholders pursuant to Rule 4310(c)(25)(H)(i)(d) of the Nasdaq SmallCap Market; provided that prior to such shareholder approval, the total number of shares of Common Stock issued upon conversion of the Series B Stock, taken together with such shares of Common Stock purchased pursuant to
Section 2.2(a) of that certain Securities Purchase Agreement, dated as of February 5, 1999, between the Corporation and bmp Mobility AG Venture Capital, shall not exceed 18% of the Corporation's outstanding Common Stock (the "Nasdaq Cap Amount") The Nasdaq Cap Amount shall be allocated pro rata among the holders of Series B Stock as set forth in subparagraph (ii) hereof. No prior inability to convert shares of Series B Stock pursuant to this subparagraph (i) shall have any effect on the applicability of the provisions of this subparagraph (i) with respect to any subsequent determination of convertibility.

            ii. Allocations of Initial Cap Amounts. The Nasdaq Cap Amount (including voting restrictions, if any) shall be allocated pro rata among the holders of Series B Stock based on the number of shares of Series B Stock registered in the name of such holder.

            iii. Non-conversion Notice. If at any time any shares of Series B Stock are not convertible into Common Stock as a result of this Section 6(f), the Corporation shall, upon the request of any holder, provide within three business days a certificate of the Chief Financial Officer or the Corporation to such holder of such Series B Stock stating the number of such holder's shares of Series B Stock that may be converted into Common Stock. In the event that any shares of Series B Stock that were intended to be converted into Common Stock are determined not to be convertible, the Corporation, at the written request of the holder, will return such shares of Series B Stock to the holder thereof.

            iv. Within ten (10) days of such date upon which one of the Nasdaq Conditions is satisfied, the Corporation shall, having obtained the written consent of the holders of not less than a majority of the then outstanding shares of Series B Stock in accordance with section 8 hereof, file a Certificate of Amendment to this Certificate of Designations, Preferences and Rights to delete the provisions relating to "Limitations on Conversions" set forth in this
Section 6(f).

         7. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series B Stock, the conversion price and the conversion rate shall be subject to adjustment from time to time in accordance with the following provisions:

            a. Distributions Combinations and Subdivisions of Capital Stock. If at any time the outstanding shares of Common Stock of the Corporation shall be subdivided into a greater or combined into a lesser number of shares (whether with the same or a different par value or without par value), including, without limitation, through a reverse stock split, the conversion rate shall be proportionately increased or decreased.

            b. Distributions in Respect of Capital Stock. If the Corporation shall distribute by way of dividend or otherwise upon its shares of Common Stock any cash, securities or property (excluding cash dividends paid out of earnings or surplus), then upon conversion of shares of Series B Stock occurring after such distribution date, the holder of the Series B Stock will be entitled to receive the number of shares of the Common Stock of the Corporation then deliverable pursuant to the terms hereof, and, in addition, the cash, securities or property which such holder would have received by way of such dividends or other distributions if such holder had been the record holder of the number of shares of such Common Stock, which would have been deliverable upon the exercise of such holder's conversion right if such conversion had been effected immediately prior to the record date for such distribution of cash, securities or property.

            c. Recapitalization, Reclassification and Succession. If any recapitalization of the Corporation or reclassification of shares of Common Stock of the Corporation or any merger or consolidation of the Corporation into or with a corporation or other business entity shall be effected, then the holder of the Series B Stock shall thereafter have the right to receive the kind and number of shares of stock or other securities or other property of the Corporation which the holder of Series B Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of his Series B Stock immediately prior to such recapitalization, reclassification, merger or consolidation.

            d. Fractional Shares. In the event that the application of the provisions of this Section 7 would result in the issuance of a fraction of a share of Common Stock of the Corporation, or a number of full shares plus a fraction of a share of such Common Stock, then such fractional share shall be disregarded if less than one-half a share, or, if more than one-half of a share, the number of shares issuable upon such exchange shall be rounded out to the next full share.

            e. Issuance of Additional Shares of Capital Stock. If the Corporation shall issue any additional shares of Common Stock or Common Stock equivalents (other than as provided in the foregoing subsections (a) through (d) of this Section) for no consideration or for a consideration per share less than Fair Market Value (as defined below) (or, in the case of a Common Stock equivalent, if the exercise price or conversion price shall be less than Fair Market Value) in effect on the date of and immediately prior to the issue of such additional shares of Common Stock or Common Stock equivalents, then and in such event, the Corporation shall cause notice of such issuance to be mailed to each holder of shares of Series B Stock at its then registered address by first-class mail, postage prepaid, and an equitable adjustment as determined by the Board in good faith shall be made to the conversion rate as soon as practicable and retroactive to such issue date in order to prevent dilution resulting from such below market issuance of the relative equity interest in the Corporation represented by shares of Series B Stock then outstanding compared to the total capital stock of the Corporation (including the Series B Stock) outstanding immediately prior to such issuance; provided, however, that this provision shall not apply to (i) the issue of up to 500,000 Warrants, convertible into 500,000 shares of Common Stock in connection with the Corporation's contemplated amendment to its $1,000,000 secured line of credit (the "Line of Credit") maintained by BSB Bank & Trust Company ("BSB"); (ii) the issuance of shares upon exercise or conversion of a Common Stock equivalent, as long as the exercise price or conversion price on the date of issuance of such Common Stock equivalent was in excess of Fair Market Value, and (iii) the issuance of Common Stock to a person that is not an Affiliate of the Corporation in a private placement at a discount to market not to exceed twenty five percent (25%) to reflect an illiquidity discount.

            The term "Fair Market Value" means the higher of (a) the Market Price on the date of issuance of Common Stock or Common Stock equivalent or (b) the average closing sales price per share of Common Stock for the ten (10) trading days immediately preceding the date of issuance of Common Stock or Common Stock equivalents; provided, however, that, in the case of the issuance of shares of Common Stock or Common Stock equivalents for consideration other than cash, the Board shall determine in good faith the value of such shares of Common Stock or Common Stock equivalents.

            The term "Market Price" means, with respect to the shares of Common Stock issuable upon conversion of the Series B Stock, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on NASDAQ or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board of Directors of the Company shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Company.

            The term "Affiliate" means any Person (i) which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, (ii) which beneficially owns or holds 20% or more of any class of the outstanding Voting Stock of such other Person or (iii) which is a relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

            The term "Person" means any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

            The term "Voting Stock" means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Person (irrespective of whether or not at the time capital stock of any class or classes will have, or might have, voting power by the reason of the happening of any contingency).

         f. Corporation to Prevent Dilution. If any event or condition occurs as to which other provisions of this Section 7 are not strictly applicable or if strictly applied would not fairly protect the exercise of conversion rights hereunder in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the conversion rights of the holder of Series B Stock under any provisions hereof, then the Board of Directors shall in good faith make an adjustment in the application and interpretation of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, and any adjustment necessary with respect to the conversion rate or the nature or kind of securities issuable upon conversion hereunder so as to preserve without dilution the rights of such holder; provided, however, that in no event shall any such adjustment (other than a reverse stock split or the like) have the effect of decreasing the conversion rate as otherwise determined pursuant to this Certificate.

         g. Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein shall, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

         h. Other Provisions Applicable to Adjustment Under this Section. The following provisions shall be applicable to the adjustments in Conversion Price as provided in this Section 7:

                  i. Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

                  ii. Minimum Adjustment. No adjustment of the conversion rate shall be made if the amount of any such adjustment would be an amount less than five percent (5%) of the conversion rate then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of five percent (5%) or more.

         8. Voting Rights.

            a. General. Holders of Series B Stock shall be entitled to notice of all meetings of the Corporation's stockholders but shall not be entitled to vote except in respect of such matters as to which they are entitled to vote as a class under the Delaware General Corporation Law and except as provided herein. In connection with the foregoing,

            i. Amendment. The Corporation shall not, without the approval by vote or written consent of the holders of not less than a majority of the then outstanding shares of Series B Stock, voting as a separate class, amend, alter or repeal any of the provisions of the Certificate of Incorporation or the Certificate of Designation creating this Series B Stock which would alter or change the powers, preferences or special rights of the shares of Series B Stock so as to affect them adversely, including, but not limited to, increasing or decreasing the par value of the Series B Stock.

            ii. Right to Designate Directors. If the convertible feature of the Series B Stock into Common Stock is not exercisable by July 31, 1999 because neither of the Nasdaq Conditions has been satisfied, then the number of directors constituting the Board of Directors shall, without further action, be increased by such number as is equal to one more than the number of directors constituting the Board at such time (i.e., if such Board is constituted by four
(4) directors then the number of directors shall be increased by five (5), for a total of nine directors), and the holders of a majority of the outstanding shares of Series B Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting together as a single class, to elect the directors necessary to fill the vacancies created by such increase in the size of the Board (the "Additional Directors"). Additional Directors shall continue as directors and such additional voting right shall continue until such time as one of the Nasdaq Conditions is satisfied, at which time such Additional Directors shall cease to be directors and such additional voting right of the holders of shares of Series B Stock shall terminate.

            iii. Procedures. The foregoing rights of holders of shares of Series B Stock to take any action as provided in this Section 8 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares of Series B Stock required to take such action. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of Series B Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. The Corporation shall use its best efforts to hold such meeting within 60 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders.

            iv. Additional Director Vacancies and Removals. Each Additional Director elected pursuant to Subsection 8c hereof shall serve until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, unless such Additional Director's term of office shall have terminated pursuant to the provisions of Subsection c hereof, as the case may be. In case any vacancy shall occur among the Additional Directors elected pursuant to Subsection 8c hereof, such vacancy may be filled for the unexpired portion of the term by vote of the remaining Additional Director or Additional Directors theretofore elected by such holders (or such Additional Director's or Additional Directors' successor in office), if any. If any such vacancy is not so filled within 20 days after the creation thereof or if all of the Additional Directors so elected shall cease to serve as directors before their term shall expire, the holders of the shares of Series B Stock then outstanding and entitled to vote for such director pursuant to the provisions of Subsection 8c hereof, as the case may be, may elect successors to hold office for the unexpired terms of any vacant directorships, by written consent as herein provided, or at a special meeting of such holders called as provided herein. The holders of a majority of the shares of Series B Stock entitled to vote for Additional Directors pursuant to Subsection 8c hereof, as the case may be, shall have the right to remove with or without cause at any time and replace any Additional Directors such holders have elected pursuant to such section, by written consent as herein provided, or at a special meeting of such holders called as provided herein.

         9. No Reissuance of Series B Stock. No share or shares of Series B Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares of Series B Stock shall be canceled, retired and eliminated from the shares of Series B Stock which the Corporation shall be authorized to issue. Upon the filing of a certificate with the Secretary of State of the State of Delaware as contemplated by paragraph 2 hereof, any such shares of Series B Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series B Stock.

         10. Exclusion of Other Rights. Except as may otherwise be required by law, shares of Series B Stock shall not have any voting powers, designations, preferences and rights, other than those specifically set forth herein (as may be amended from time to time) and in the Certificate of Incorporation.

         11. Registered Holders. A holder of Series B Stock registered on the Corporation's stock transfer books as the owner of shares of Series B Stock shall be treated as the owner of such shares for all purposes. All notices and all payments required to be mailed to a holder of shares of Series B Stock shall be mailed to such holder's registered address on the Corporation's stock transfer books, and all dividend and redemption payments to a holder of shares of Series B Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his registered address on the Corporation's stock transfer books.

         12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         13. Severability of Provisions. If any right, preference or limitation of the Series B Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate this 27th day of April, 1999.



                                     SEMICONDUCTOR LASER INTERNATIONAL
                                     CORPORATION



                                     By: __________________________
                                         Geoffrey T. Burnham
                                         President & Chief Executive Officer

                                                                       Exhibit B


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of April 28, 1999, by and between Semiconductor Laser International Corporation, a Delaware corporation (the "Company"), and bmp Management Consultants GmbH, a German limited liability corporation ("bmp Consultants").

         WHEREAS, in connection with certain financial and strategic planning to be undertaken by the Company, including the creation of a strategic business plan and the identification of appropriate sources of capital for the Company, the Company agrees to retain bmp Consultants as a consultant, and bmp Consultants agrees to become a consultant to the Company, on the terms and subject to the conditions hereinafter contained;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.       Duties; Compensation.

         1.1 Duties. The Company hereby retains bmp Consultants, effective May 3, 1999, as a consultant to assist the Company, from time to time as shall be mutually agreed to by the Company and bmp Consultants, with its financial and strategic planning. The services to be provided by bmp Consultants in this regard shall include, but are not limited to, the following:

             (a) the identification and description of production and management processes of the Company focusing primarily on supplier, distribution, and sales management;

             (b) creation and development of a detailed strategic business plan and catalogue to improve the Company's management, focusing primarily on supplier, distribution, and sales management;

             (c) implementation and control of the strategic business plan and catalogue;

             (d) enhancement of the Company's reputation in the laser industry and the financial community;

             (e) identification and introduction of the Company to strategic partners and investors in Europe;

             (f) development and improvement of the Company's relationship with strategic partners in Europe; and

             (g) identification and facilitation of investments in the Company on the Berliner Freiverkehr.

         1.2 Compensation. As compensation for bmp Consultants' consulting services hereunder, the Company hereby agrees to pay bmp Consultants an amount equal to a maximum of $200,000 USD in the aggregate, based upon per diem consulting rate of $1,500 USD for a regular consultant and $2,000 USD for a senior consultant or partner of bmp Consultants or any of its affiliates. Such $200,000 USD maximum consulting fee shall be inclusive of any travel or other related expenses. bmp Consultants shall provide the Company with a monthly report regarding the status of bmp Consultants' consulting services, the days billed and any additional related expenses. Each payment by the Company for bmp Consultants' consulting services shall be counted against the $200,000 USD maximum and shall be payable as follows:

             (a) Six monthly installments of $15,000 USD commencing immediately following the funding of the April Installment (as defined in Amendment No. 1 to Securities Purchase Agreement, dated as of the date hereof, between the Company and bmp Mobility AG Venture Capital ("bmp")) and ending five months following such funding date;

             (b) $50,000 USD payable at the closing of the Final Installment;
and

             (c) Six monthly installments of $10,000 USD commencing six months following the funding of the April Installment and ending twelve months following such funding date.


         1.3 Relationship to the Company. bmp Consultants shall have no power or authority, express or implied, to enter into any contract or commitment, including any agreement with respect to any transaction to raise debt or equity ("Transaction") on behalf of the Company. In addition, nothing contained herein shall be construed in any manner that would deem bmp Consultants or any of its employees to be an employee of the Company.

2. Confidentiality. bmp Consultants shall not disclose to any third party, other than its representatives, agents, advisors, counsel, accountants or potential participants in any Transaction (collectively, "Representatives"), any non-public information about the Company or any Transaction, including, but not limited to, any strategic business plan, except (i) as may be required by court order, subpoena or governmental authority or (ii) with the prior written consent of the other party hereto. The parties hereto agree that the remedy at law for any breach of the requirements of this Section 2 will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

3. Termination. This Agreement shall be terminated, (i) without further obligation of the Company, upon any breach by bmp of its installment payment obligations under Section 1 of Amendment No. 1 to Securities Purchase Agreement, dated as of the date hereof, between the Company and bmp and (ii) at any time at the option of bmp Consultants. This Agreement may also be terminated at any time by mutual consent of bmp Consultants and the Company. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, other than the agreements set forth in Sections 2, 3 and 4 hereof.

4.       Miscellaneous.

         4.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any rights or delegate any duties hereunder without the prior written consent of the other party.

         4.3 Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the Republic of Germany, without giving effect to the principles of conflict of laws thereof.

         4.4 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to this subject matter and supersedes any and all prior understandings, negotiations or agreements among the parties hereto, both written and oral, with respect to such subject matter.

         4.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

         4.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

         4.7 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

         4.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by the parties hereto.

         4.9 Waiver. At any time prior to the termination of this Agreement, each of the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party granting such waiver. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                   SEMICONDUCTOR LASER INTERNATIONAL
                                   CORPORATION


                                   By:__________________________________________
                                      Name: Geoffrey T. Burnham
                                      Title: President, Chief Executive Officer
                                             and Chairman of the Board


                                   bmp MANAGEMENT CONSULTANTS GmbH


                                   By:__________________________________________
                                      Name:
                                      Title:

                                                                       Exhibit C

                      FORM OF COMMON STOCK PURCHASE WARRANT

Void after [Final Installment Date] __, 2004

         THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS WARRANT AND SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THIS WARRANT AND SUCH SHARES MAY NOT BE TRANSFERRED EXCEPT UPON CONDITIONS SPECIFIED IN THIS WARRANT, AND NO TRANSFER OF THIS WARRANT OR SUCH SHARES SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL SUCH CONDITIONS SHALL HAVE BEEN COMPLIED WITH.

                                -----------------

                          COMMON STOCK PURCHASE WARRANT

         SEMICONDUCTOR LASER INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), having its principal office at 15 Link Drive, Binghamton, New York 13904, hereby certifies that, for value received, bmp MOBILITY AG VENTURE CAPITAL ("bmp"), or assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time on or from time to time after [Final Installment Date] __, 1999 and before 5:00 P.M., New York City time, on [Final Installment Date] __, 2004, Five Hundred Thousand (500,000) fully paid and non-assessable shares of Common Stock of the Company, at the price per share (the "Purchase Price") of Fifty Cents ($0.50 USD). The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein.

         This Warrant is one of the Common Stock Purchase Warrants (the "Warrants") originally issued as of the Original Issue Date (as defined below) and evidencing the right to purchase an aggregate of Five Hundred Thousand (500,000) shares of Common Stock of the Company, subject to adjustment as provided herein.

         As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

                  (1) The term "Company" includes the Company and any corporation which shall succeed to or assume the obligations of the Company hereunder.

                  (2) The term "Common Stock" includes all stock of any class or classes (however designated) of the Company, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

                  (3) The term "Series B Convertible Preferred Stock" shall mean the Company's "Series B Convertible Preferred Stock" as authorized by the Company's Certificate of Incorporation as amended through the Original Issue Date.

                  (4) The "Original Issue Date" is [Final Installment Date] __, 1999, the date as of which this Warrant was first issued.

                  (5) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of this Warrant at any time shall be entitled to receive, or shall have received, upon the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to section 6 or otherwise.

                  (6) The term "Purchase Price per share" shall be the then applicable exercise price for one share of Common Stock.

                  (7) The terms "registered" and "registration" refer to a registration effected by filing a registration statement in accordance with the Securities Act, to permit the disposition of Common Stock (or Other Securities) issued or issuable upon the exercise of this Warrant, and any post-effective amendments and supplements filed or required to be filed to permit any such disposition.

                  (8) The term "Securities Act" means the Securities of Act of 1933 as the same shall be in effect at the time.

         2.       REGISTRATION, ETC.

         2.1 This Warrant, the shares of Common Stock issuable upon exercise thereof and the Other Securities shall be Registrable Securities (as defined in the Registration Rights Agreement, dated as of February 5, 1999, between the Company and bmp, the "Registration Rights Agreement") and shall have such registration rights as provided in the Registration Rights Agreement.

         3. SALE OR EXERCISE WITHOUT REGISTRATION. If, at the time of any exercise, transfer or surrender for exchange of this Warrant or of Common Stock (or Other Securities) previously issued upon the exercise of this Warrant, this Warrant or Common Stock (or Other Securities) shall not be registered under the Securities Act, the Company may require, as a condition of allowing such exercise, transfer or exchange, that the record owner or transferee of this Warrant or Common Stock (or Other Securities), as the case may be, furnish to the Company a satisfactory opinion of counsel to the effect that such exercise, transfer or exchange may be made without registration under the Securities Act, provided that the disposition thereof shall at all times be within the control of such record owner or transferee, as the case may be, and provided further that nothing contained in this section 2 shall relieve the Company from complying with any request for registration pursuant to section 1 hereof. The first holder of this Warrant represents to the Company that it is acquiring this Warrant for investment and not with a view to the distribution thereof.

         4.       EXERCISE OF WARRANT; PARTIAL EXERCISE; EXERCISE BY SURRENDER.

         4.1 EXERCISE IN FULL. Subject to the provisions hereof, this Warrant may be exercised in full by the record owner hereof by surrender of this Warrant, with the form of subscription at the end hereof duly executed by such record owner, to the Company at its principal office accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock called for on the face of this Warrant (without giving effect to any adjustment therein) by the Purchase Price.

         4.2 PARTIAL EXERCISE. Subject to the provisions hereof, this Warrant may be exercised in part by surrender of this Warrant in the manner and at the place provided in subsection 3.1 except that the amount payable by the record owner upon any partial exercise shall be the amount obtained by multiplying
                  (a) the number of shares of Common Stock (without giving effect to any adjustment therein) designated by the record owner in the subscription at the end hereof by (b) the Purchase Price. Upon any such partial exercise, the Company at its expense will forthwith issue and deliver to or upon the order of the record owner hereof a new Warrant or Warrants of like tenor, in the name of the record owner hereof or as such record owner (upon payment by such record owner of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the record owner in the subscription at the end hereof.

         4.3 DEFINITION OF MARKET PRICE. As used herein, the phrase "Market Price" at any date shall be deemed to be (i) if the principal trading market for such securities is an exchange, the last reported sale price, or, in case no such reported sale takes place on such date, the average of the last reported sale prices for the last three (3) trading days, in either case as officially reported on any consolidated tape, (ii) if the principal market for such securities is the over-the-counter market, the high bid price on such date as set forth by NASDAQ or, if the security is not quoted on NASDAQ, the high bid price as set forth in the National Quotation Bureau sheet listing such securities for such day. Notwithstanding the foregoing, if there is no reported closing price or high bid price, as the case may be, on the date next preceding the event requiring an adjustment hereunder, then the Market Price shall be determined as of the latest date prior to such day for which such closing price or high bid price is available, or if the securities are not quoted on NASDAQ, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

         4.4 COMPANY TO REAFFIRM OBLIGATIONS. The Company will, at the time of any exercise of this Warrant, upon the request of the record owner hereof, acknowledge in writing its continuing obligation to afford to such record owner any rights (including, without limitation, any right to registration of the shares of Common Stock or Other Securities issued upon such exercise) to which such record owner shall continue to be entitled after such exercise in accordance with the provisions of this Warrant, provided that if the record owner of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such record owner any such rights.

         5. DELIVERY OF STOCK CERTIFICATES, ETC., ON EXERCISE. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the record owner hereof, or as such record owner (upon payment by such record owner of any applicable transfer taxes) may direct, a certificate or certificates for the number of full paid and non-assessable shares of Common Stock (or Other Securities) to which such record owner shall be entitled upon such exercise, plus, in lieu of any fractional share to which such record owner would otherwise be entitled, cash equal to such fraction multiplied by the then current market value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such record owner is entitled upon such exercise pursuant to section 5 or otherwise.

         6. ADJUSTMENT FOR DIVIDENDS IN OTHER STOCK, PROPERTY, ETC.; RECLASSIFICATION, ETC. In case at any time or from time to time after the Original Issue Date the holders of Common Stock (or Other Securities) shall have received or (on or after the record date fixed for the determination of stockholders eligible to receive) shall have become entitled to receive without payment therefor

                  (1) other or additional stock or other securities or property (other than cash) by way of dividend, or

                  (2) any cash paid or payable (including, without limitation, by way of dividend other than a dividend payable out of earned surplus of the Company), or

                  (3) other or additional (or less) stock or other securities or property (including cash) by way of spin-off, split-up, recapitalization, combination of shares or similar corporate rearrangement, then, and in each such case the record owner of this Warrant, upon the exercise hereof as provided in section 3, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this section 5) which such record owner would hold on the date of such exercise if on the Original Issue Date he had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the Original Issue Date to and including the date of such exercise, retained such shares and all such other additional (or less) stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this section 5) receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by section 6 and 7 hereof.

         7. REORGANIZATION, CONSOLIDATION, MERGER, ETC. In case the Company after the Original Issue Date shall (a) effect a reorganization, (b) consolidate or merge with any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, the record owner of this Warrant, upon the exercise hereof as provided in
Section 3 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall be entitled to receive (and the Company shall be entitled to deliver), in lieu of the Common Stock (or Other Securities) issuable upon such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such record owner would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such record owner had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided in sections 5 and 7 hereof.

         8.       OTHER ADJUSTMENTS.

         8.1 GENERAL. In any case to which sections 5 and 6 hereof are not applicable, where the Company shall issue or sell shares of its Common Stock after the Original Issue Date and prior to the expiration of this Warrant either (a) in the case of securities traded on an exchange, for consideration per share less than the then current Market Price or (b) in the case of securities privately placed for sale by the Company other than the purchase by bmp of the Series B Convertible Preferred Stock, for a consideration per share less than Seventy-Five Percent (75%) of the then current Market Price (as such term is defined above) (hereinafter, the "Lower Exercise Price"), then the Purchase Price in effect hereunder shall simultaneously with such issuance or sale be equitably adjusted by the Board of Directors of the Company in good faith and/or the number of shares of Common Stock issuable upon exercise hereof shall be increased, so that the record owner of this Warrant does not suffer any dilution.

         8.2 CONVERTIBLE SECURITIES. In case the Company shall issue or sell any securities convertible into Common Stock of the Company ("Convertible Securities") after the date hereof other than the Series B Convertible Preferred Stock, there shall be determined the price per share for which Common Stock is issuable upon the conversion or exchange thereof, such determination to be made by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (b) the maximum number of shares of Common Stock of the Company issuable upon the conversion or exchange of all of such Convertible Securities.

                  If the price per share so determined shall be less than the applicable Purchase Price per share, then such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Convertible Securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration, if any, to the Company, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Purchase Price per share shall, forthwith upon any such increase becoming effective, be readjusted to reflect the same, and provided further, that upon the expiration of such rights of conversion or exchange of such Convertible Securities, if any thereof shall not have been exercised, the adjusted Purchase Price per share shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were issued or sold upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Company upon such conversion or exchange, plus the consideration, if any, actually received by the Company for the issue or sale of all of such Convertible Securities which shall have been converted or exchanged.

         8.3 RIGHTS AND OPTIONS. In case the Company shall grant any rights or options to subscribe for, purchase or otherwise acquire Common Stock , there shall be determined the price per share for which Common Stock is issuable upon the exercise of such rights or options, such determination to be made by dividing
                  (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, by (b) the maximum number of shares of Common Stock of the Company issuable upon the exercise of such rights or options.

                  If the price per share so determined shall be less than the applicable Purchase Price per share, then the granting of such rights or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights or options) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such rights or options shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable to the Company upon the exercise thereof, the adjusted Purchase Price per share shall, forthwith upon any such increase becoming effective, be readjusted to reflect the same, and provided, further, that upon the expiration of such rights or options, if any thereof shall not have been exercised, the adjusted Purchase Price per share shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were those issued or sold upon the exercise of such rights or options and that they were issued or sold for the consideration actually received (by the Company) upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised.

         8.4      MINIMUM ADJUSTMENT. No adjustment shall be made under this
                  Article 7 if the amount of any such adjustment would be an amount less than five percent (5%) of the Purchase Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of five percent (5%) or more.

         9. FURTHER ASSURANCES. The Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock upon the exercise of all Warrants from time to time outstanding.

         10. CERTIFICATE OF CHIEF FINANCIAL OFFICER AS TO ADJUSTMENTS. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the exercise of this Warrant, the Company at its expense will promptly cause the Company's Chief Financial Officer to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, and the number of shares of Common Stock outstanding or deemed to be outstanding; provided that if any similar certificate is provided by the Company's regularly retained auditor to the holder of any other warrant of the Company, the Company's regularly retained auditor shall provide this certificate to the record owner of this Warrant. The Company will forthwith mail a copy of each such certificate to the record owner of this Warrant.

         10.      NOTICES OF RECORD DATE, ETC.

         In the event of

                  (1) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (2) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or

                  (3) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

         then and in each such event the Company will mail or cause to be mailed to the record owner of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to date therein specified.

         12. RESERVATION OF STOCK, ETC., ISSUABLE ON EXERCISE OF WARRANTS. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, all shares of Common Stock (or Other Securities) from time to time issuable upon the exercise of this Warrant.

         13. LISTING ON SECURITIES EXCHANGES; REGISTRATION. If the Company at any time after the Original Issue Date shall list any Common Stock on any national securities exchange and shall register such Common Stock under the Securities Exchange Act of 1934 (as then in effect, or any similar statute then in effect), the Company will, at its expense, to the extent permitted by the rules of such exchange, simultaneously list on such exchange, upon official notice of issuance upon the exercise of this Warrant, all shares of Common Stock from time to time issuable upon the exercise of this Warrant, and maintain such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant, and the Company will so list on any national securities exchange, will so register and will maintain such listing of, any Other Securities if and at the time that any securities of like class or similar type shall be listed on such national securities exchange by the Company.

         14. EXCHANGE OF WARRANTS. Subject to the provisions of section 2 hereof, upon surrender for exchange of this Warrant, properly endorsed, to the Company, the Company at its own expense will issue and deliver to or upon the order of the record owner thereof a new Warrant of like tenor, in the name of such record owner or as such record owner (upon payment by such record owner of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face of this Warrant.

         15. REPLACEMENT OF WARRANTS. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         16. WARRANT AGENT. The Company may, by written notice to each record owner of this Warrant, appoint an agent having an office in New York, New York, for the purpose of issuing Common Stock (or Other Securities) upon the exercise of this Warrant pursuant to section 3, exchanging this Warrant pursuant to section 13, and replacing this Warrant pursuant to section 14, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

         17. NEGOTIABILITY, ETC. This Warrant is issued upon the following terms, to all of which each holder or owner hereof by the taking hereof consents and agrees:

                  (1) subject to the provisions hereof, title to this Warrant may be transferred, in whole but not in part, by endorsement (by the holder hereof executing the form of assignment at the end hereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery;

                  (2) subject to the foregoing, any person in possession of this Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona fide purchaser and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby; and

                  (3) until this Warrant is transferred on the books of the Company, the Company may treat the record owner hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the Company.

         18. NOTICES, ETC. All notices and other communications from the Company to the record owner of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such record owner, or, until an address is so furnished, to and at the address of the last record owner of this Warrant who has so furnished an address to the Company.

         19. MISCELLANEOUS. This Warrant and any term thereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the internal laws of such state. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

         20. EXECUTED EXPIRATION. The right to exercise this Warrant shall expire at 5:00 P.M., New York City time, on [Final Installment Date] __, 2004.

         21. ASSIGNABILITY. This Warrant is fully assignable, in whole but not in part, at any time, subject to applicable securities laws.

Dated:[Final Installment Date] __, 1999       SEMICONDUCTOR LASER INTERNATIONAL
                                              CORPORATION


                                              By:_______________________________
                                                 Geoffrey T. Burnham
                                                 President

[Corporate Seal]

Witness:


____________________________________

                              FORM OF SUBSCRIPTION

                  (To be signed only upon exercise of Warrant)

To:      SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
         15 Link Drive
         Binghamton, NY  13904

         The undersigned, the record owner of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,* shares of Common Stock of SEMICONDUCTOR LASER INTERNATIONAL CORPORATION, and herewith make payment of $___________ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to,____________________ , whose address is
___________________________.


Dated:______________________



                                    ____________________________________________
                                    (Signature must conform in all respects to name of record owner as specified on the face of the Warrant



                                    ____________________________________________
                                    (Address)

____________
* Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Common Stock or any other stock or other securities or property or case which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.

                               FORM OF ASSIGNMENT

                  (To be signed only upon transfer of Warrant)

         For value received, the undersigned hereby sells, assigns and transfers unto _____________________________ the right represented by the within Warrant to purchase shares of Common Stock of SEMICONDUCTOR LASER INTERNATIONAL CORPORATION to which the within Warrant relates, and appoints ___________________ as Attorney-in-Fact to transfer such right on the books of
____________________ with full power of substitution in the premises. The Warrant being transferred hereby is the Common Stock Purchase Warrant initially issued by SEMICONDUCTOR LASER INTERNATIONAL CORPORATION as of [Final Installment Date] ___, 1999.


Dated:____________________


                                    ______________________________
                                    (Signature must conform in all respects to name of record owner as specified on the face of the Warrant)


                                    ______________________________
                                    (Address)


________________________________
Signature guaranteed by a Bank or Trust
Company having its principal office in New
York City or by a Member Firm of the New
York or American Stock Exchange